As filed with the Securities and Exchange Commission on July 10, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
STERLING CONSTRUCTION COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	25-1655321 (I.R.S. Employer Identification No.)

20810 Fernbush Lane
Houston, Texas (Address of principal executive offices)	77073 (Zip Code)
2001 Stock Incentive Plan
(Full title of the plan)
Roger M. Barzun
General Counsel
20810 Fernbush Lane
Houston, Texas 77073
(Name and address of agent for service)
(281) 821-9091
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

Title of each class of		Proposed maximum	Proposed maximum
securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered (1)(2)	registered(1)	share(3)	price (3)	registration fee
Common Stock	500,000	$29.925	$14,962,500	$1,600.99

(1)	This Registration Statement is filed pursuant to General Instruction E to Form S-8. Registration Statement No. 333-88228 previously registered 500,000 shares of Sterling Construction Company, Inc., common stock, par value $0.01 per share, subject to issuance under the registrant’s 2001 Stock Incentive Plan together with an indeterminate amount of Plan interests. The aggregate number of shares subject to issuance under the Plan and registered pursuant to this registration statement and the earlier registration statement is 1,000,000 shares of common stock.

(2)	Plus an indeterminate number of shares as may be required pursuant to the Plan in the event of a stock dividend, split-up of shares, recapitalization or other similar change in the common stock.

(3)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h)(1) of the Securities Act of 1933 based on the average of the high and low prices reported by the Nasdaq National Market on July 6, 2006.

Explanatory Note
This Registration Statement has been prepared in accordance with the requirements of Form S-8, as amended, and relates to an additional 500,000 shares of common Stock, $0.01 par value per share, of Sterling Construction Company, Inc. (the “Company”) that have been reserved for issuance pursuant to the Company’s 2001 Stock Incentive Plan.
A Form S-8 registration statement was filed with the Commission on May 14, 2002, Registration File No. 333-88228, covering 500,000 shares of common stock originally reserved for issuance under the Plan. That registration statement is herby incorporated into this registration statement by this reference thereto.
PART II

Item 3.	Incorporation of Documents by Reference
(c)	The description of our common stock set forth in our Registration Statement on Form 8-A (File No. 000-19450), filed with the Securities and Exchange Commission on January 11, 2006, including any subsequent amendments or reports filed for the purpose of updating such description

Item 5.	Interests of Named Experts and Counsel
The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Roger M. Barzun, whose address is the Company’s address and who is an employee and officer of the Company. Mr. Barzun holds two options granted to him under the 2001 Stock Incentive Plan, one to purchase 2,000 shares of common stock at a price of $3.10 per share and the other to purchase 1,000 shares of common stock at $16.78 per share. Mr. Barzun is also eligible for the grant of future options under the Plan.

Item 8.	Exhibits

Exhibit	Description
5	Opinion of Roger M. Barzun as to the legality of the shares being registered

23	Consent of Roger M. Barzun (included in Exhibit 5).

24	Power of Attorney (included on Page 3).
Opinion/Consent of Roger M. Barzun

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the Sate of Texas on July 10, 2006.

Sterling Construction Company, Inc. (Issuer and Employer)
By:	/s/ Patrick T. Manning
Patrick T. Manning
Chief Executive Officer

POWER OF ATTORNEY
Know all men by these presents, that each individual whose signature appears below constitutes and appoints Patrick T. Manning, Joseph P. Harper, Sr. and Roger M. Barzun jointly and severally his true and lawful attorneys-in-fact and agents with full powers of substitution for him and in his name, place and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and all documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick T. Manning	Chairman of the Board of Directors;	July 10, 2006
Patrick T. Manning	Chief Executive Officer (principal executive officer)

/s/ Joseph P. Harper, Sr.	President & Chief Operating	July 10, 2006
Joseph P. Harper, Sr.	Officer; Director

/s/ Maarten D. Hemsley	Chief Financial Officer; Director	July 10, 2006
Maarten D. Hemsley	(principal financial officer)

/s/ Karen A. Stempinski	Vice President & Controller	July 10, 2006
Karen A. Stempinski	(principal accounting officer)

/s/ John D. Abernathy John D. Abernathy	Director	July 10, 2006

/s/ Robert W. Frickel Robert W. Frickel	Director	July 10, 2006

/s/ Christopher H. B. Mills Christopher H. B. Mills	Director	July 10, 2006

/s/ Milton L. Scott Milton L. Scott	Director	July 10, 2006

/s/ David R. A. Steadman David R. A. Steadman	Director	July 10, 2006

Exhibit Index

Exhibit	Description

5	Opinion of Roger M. Barzun as to the legality of the shares being registered.

23	Consent of Roger M. Barzun (included in Exhibit 5).

24	Power of Attorney (included on Page 3).

5